EXHIBIT 99.1

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

ISTA Pharmaceuticals Reports First Quarter 2005 Financial Results

IRVINE, Calif., May 10 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the first quarter ended March 31, 2005.

ISTA reported a net loss of $8.2 million, or $0.34 per share, for the first quarter of 2005, compared to a net loss of $5.2 million, or $0.30 per share, for the first quarter of 2004.

In July 2004, the Company launched its first product, Istalol(R), a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma and launched its second product, Vitrase(R) (ovine hyaluronidase), for use as a spreading agent in January 2005. In March 2005, the FDA approved the Company’s NDA for Xibrom(TM) (bromfenac), a topical non-steroidal anti-inflammatory for the treatment of ocular inflammation.

Net product sales of $511,000 for the three months ended March 31, 2005 consisted of $449,000 for net product sales related to Vitrase and $62,000 for net product sales related to Istalol. Cost of products sold were $366,000, consisting primarily of inventory reserves of $109,000 related to short dating of certain Istalol lots, $64,000 for Vitrase freight charges and $63,000 for Vitrase distribution costs. Because the launch of Vitrase occurred in the middle of the quarter, the Company expects freight and distribution costs to decline as a percentage of sales as Vitrase sales grow over time. Gross product profit margin was 28% for the three months ended March 31, 2005. There was no product sales during the three months ended March 31, 2004. ISTA recognizes product sales upon shipment to the customer and records reserves based upon an estimate of returns and allowances.

In addition to product sales, ISTA reported other revenue of $69,000 for both the first quarter of 2005 and the first quarter of 2004, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

ISTA’s total operating expenses for the first quarter of 2005 increased to $8.8 million from $5.5 million in the first quarter of 2004. The increase in operating expenses is primarily due to the increase in selling and marketing costs associated with ISTA’s launch of Istalol and Vitrase and the anticipated launch of the Company’s third approved product, Xibrom.

Research and development expenses were $2.4 million in the first quarter of 2005, compared to $3.0 million for the first quarter of 2004. ISTA’s research and development expenses have consisted primarily of costs associated with the clinical trials of its product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial manufacturing capabilities for Vitrase, Istalol and Xibrom. Research and development expenses decreased by $600,000 during the three months ended March 31, 2005 as compared to the three months ended March 31, 2004. This decrease is attributable to a reduction in research and development expenses, primarily as a result of obtaining FDA approval for Vitrase, Istalol and Xibrom, which resulted in the capitalization of various amounts into commercial inventory, for the first quarter of 2005 as compared to the prior period.

Selling, general and administrative expenses were $6.4 million in the first quarter of 2005, compared to $2.4 million for the first quarter of 2004. Of the $4.0 million increase in selling, general and administrative expenses, $3.6 million relates to sales and marketing expenses associated with the commercial launch of the Company’s approved products, including an increase in sales personnel, and $400,000 is due to increases in personnel expenses and other general corporate expenses principally related to facility costs, offset by a reduction in deferred compensation expense.

Net interest income was $359,000 in the first quarter of 2005, compared to $147,000 in the first quarter of 2004. Cash and cash equivalents and short-term investments totaled $67.1 million at March 31, 2005 compared to $27.7 million at December 31, 2004. During January 2005, the Company completed a public offering of its common stock for net proceeds of $52.8 million (net of underwriting discounts and offering expenses). As of March 31, 2005, total common shares outstanding were 25,844,860.

ISTA will host a conference call with a simultaneous webcast today, May 10, 2005 at 12:30 PM Eastern Time, to discuss its first quarter 2005 results. To access the live conference call, U.S. and Canadian participants may dial 800-811-8824; international participants may dial 913-981-4903. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-203-1112; international participants may dial 719-457-0820. The access code for the call is 1347848. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refers to future events or other non-historical matters are forward-looking statements. For example, statements regarding the future prospects or performance of ISTA or its products, financial or otherwise, including but not limited to statements regarding anticipated product launches or trends in product sales, costs of products sold, or the gross margin of ISTA’s products, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections (including but not limited to the lack of any significant product sales history for ISTA to base such projections on); timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to continue to sufficiently develop its sales, marketing and distribution capabilities and properly manage its growth; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2004.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31 (unaudited)
	2005	2004
Revenue:
Product sales, net	$511	$—
License revenue	69	69
Total revenue	580	69
Cost of products sold	366	—
Gross profit margin	214	69
Operating expenses:
Research and development	2,410	3,027
Selling, general and administrative	6,372	2,429
Total operating expenses	8,782	5,456
Loss from operations	(8,568)	(5,387)
Interest income, net	359	147
Net loss	$(8,209)	$(5,240)
Net loss per common share, basic and diluted	$(0.34)	$(0.30)
Shares used in computing net loss per common share, basic and diluted	24,348	17,448

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash and short-term investments	$67,130	$27,748
Working capital	63,860	18,872
Total assets	70,589	30,373
Total stockholders’ equity	60,341	15,318

SOURCE ISTA Pharmaceuticals, Inc.

-0-                     05/10/2005

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals, Inc.; or Media—Justin Jackson, jjackson@burnsmc.com, or Investors—Lisa Burns, or John Nugent, jnugent@burnsmc.com, all of Burns McClellan, +1-212-213-0006/

/FCMN Contact: hmay@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)